UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 3, 2013 (August 29, 2013)

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NATIONAL HEALTHCARE CORPORATION

(Exact name of registrant as specified in its charter)

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Delaware (State or other jurisdiction of incorporation)	001-13489 (Commission File Number)	52-2057472 (I.R.S. Employer Identification No.)
100 Vine Street Murfreesboro, Tennessee (Address of Principal Executive Offices)		37130 (Zip Code)

Registrant’s telephone number, including area code:  (615) 890-2020

Not Applicable

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

In connection with the purchase of the six skilled nursing facilities from National Health Investors, Inc. ("NHI") described below, National HealthCare Corporation ("NHC" or the "Company") entered into an Amendment to Purchase and Sale Agreement with Modifications to Master Agreement to Lease with NHI to reflect the revised closing date of the sale of the six facilities from December 31, 2013 to August 29, 2013.

The Master Agreement to Lease with NHI was extended through December 31, 2026 for 38 skilled health care centers and three independent living centers.

Also, beginning September 1, 2013, NHC will lease seven skilled nursing facilities in Massachusetts and New Hampshire from NHI.  NHC previously managed these seven facilities for ElderTrust of Florida, Inc., a Tennessee nonprofit corporation.  The facilities will be under a triple-net lease for a period of 15 years at a base lease amount of $3,450,000 annually; and, beginning in 2015, the base lease amount plus an annual rent escalator calculated as 4% of the increase in each facility's revenue over a 2014 base year.  Beginning in the twelfth year of the lease, NHC has the option to purchase the facilities for $49,000,000.

Item 2.01.

Completion of Acquisition or Disposition of Assets.

On August 29, 2013, NHC completed the purchase of six skilled nursing facilities from NHI for a purchase price of $21,000,000 cash.  The six centers, which are located in Columbia (2), Knoxville and Springfield, Tennessee; Madisonville, Kentucky; and Rossville, Georgia, have been leased by NHC since 1991 and have a total of 650 beds.  With the purchase of the six centers, NHC's lease payment under the Master Agreement to Lease will decrease by $2,950,000 annually.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit No.	Description of Exhibit
99.1	Copy of press release issued on September 3, 2013 by National HealthCare Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:

September 3, 2013

NATIONAL HEALTHCARE CORPORATION

By:  /s/ Stephen F. Flatt

Name: Stephen F. Flatt

Title:   President